ADNet International
4514 Chamblee Dunwoody Road, Suite #239                     INVOICE
Atlanta, GA. 30338
770-936-8308 Fax 770-220-7302
                                                                INVOICE NO: 2935
                                                             DATE: April 7, 1999

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To:     Pantheon Technologles, Inc              Ship To:
        7332 East Butherus, Suite #101                      N/A
        Scottsdale, AZ 85250

Salesperson  P.O. Number  Date Shipped  Shipped Via  F.O.B. Point  Terms
-----------  -----------  ------------  -----------  ------------  -----
M. Henserson N/A          N/A           N/A          N/A           Upon Receipt

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QUANTITY        DESCRIPTION                         UNIT PRICE      AMOUNT
--------        -----------                         ----------      ------
One             Custome website, incorporating all                  $19,775.00
                articulated components, pursuant
                to Addendum-A dated April 7, 1999,
                attached hereto and made a part of
                this agreement by regerence hereof.


                Due this invoice: One half (1/2)of
                engagement fee                                      ($9,887.50)
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                                   PAID
                                   ----
                                 1007-4-8-99

Make all checks payable to: ADNet International
If you have any questions concerning this invoice, call: Michael Henderson, 770-936-8308

               THANK YOU FOR YOUR BUSINESS!
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                                   Addendum-A
                                   ----------

This Addendum-A in consideration of the mutual promises made herein, is made a part of, by reference hereto. Invoice #2935, dated April 7, 1999 by and between ADNet International, hereinafter known as ADNet International, hereinafter known as "ADNet", and Pantheon Technologies, hereinafter known as "Pantheon" for construction, delivery and publication of an Internet website to include the following specifications, described as follows:

1. Overview - The website will feature custom graphics and incorporation of a custom logo, with custom navigation elements all produced and optimized for a
28.8 kbps delivery to the consumer. We may find it necessary to incorporate some stock photography in certain areas to augment a professional look and feel.

We expect to use limited animation, if desired , to facilitate fast load times and a straightforward delivery of copy and navigational element grouping to make the website intuitively understandable. We assume all copy, graphics, and photos are to be delivered in a digital format.

All  Pages  will  have  all  contact   information   for   www.cancerchoice.net,
prominently displayed, including phone, fax, e-mail, and physical address.

(Page Layout: This is not a final layout sequence but identifies the information that we believe is minimally required to make an effective and complete presentation.)

     Home Page

This page will contain an "opt-in" e-mail newsletter or product information subscription form that captures minimal prospect information. The sign-up may activate a series of prepared automated e-mail messages and "calls to action", delivered to the prospect over a pre-determined successive time schedule. The system is designed to capture more demographic and psychographic information about the prospect.

Alternatively, this can be used as a "front end" e-mail capture and newsletter delivery system, with all contact information captured in a database for proactive e-mail follow-up.

The Home Page will have, as a minimum, the following navigation elements:

About Us
Research
Supplements,
Moderated Forum
Investor Relations
Testimonials
Affiliate Programs Signup (Optional)
Links page
Special offers
FAQ's
For the Press (Press release archive)
Online Privacy Statement, Guarantee, Shipping and Disclaimers
Newsletter archive
Contact us

> About Us - Company profile featuring longevity or history of company, founder bio and photograph, mission statement, benefits to the consumer, and core philosophy.

> Research - A page that can be updated daily with current information and links to the latest technological breakthroughs in cancer and healthcare developments. This page may be segmented into defined areas of

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     concentration,  depending on the  frequency of  available  information  and
     should  link  to  the  exact   information   pages  presenting  the  latest
     information.

Note: We suggest that all pages requiring an updating function shall be of the Active Edit style page or be accessed through an administrative module for continious updating. The Active Edit page demo can be accessed at www.activecredit.com with User Name: cars, and Password: demo. The software allows for unlimited editing and updating in plain text or HTML, and supports graphic uploads without disturbing the "look and feel" of the page, and can be accessed remotely from any location in the world, provided the user has Internet access.

The pages are generally constructed with "password protection" so that only designated employees have access.

> Supplements - A nutritional product supplement line of products presented in a "shopping cart" for consumer purchase

The shopping cart will be initially populated with approximately 10-15 of your most popular products. They will be displayed with a thumbnail photo and description that will "blow-up" to accentuate the product detail and some detailed product description that describes the benefit for the malady.

Consumers are generally motivated to make Internet purchases because product discounts are offered over the full retail purchase price (see www.mothernature.com or www.greentree.com). In addition, since the Internet purchase is often an "impulse buy", some "express" shipping options should be offered. If offered, we suggest a hypertext link to the vendor s "tracking" page, i.e., UPS or Federal Express. Shipping costs will have to be pre-determined presumably based on weight, as well as selection of the shipping vendor.

In addition, sales tax options need to be identified, depending on the State of residency of the consumer.

The shopping cart will allow management to add, replace, or update text and graphics through an administrative module for on-site changes. Further, all purchases will be handled through a secure order form, and it is suggested that the credit card clearing be represented through an established vedor such as Fleet Bank, or equivalent. This will add to the credibility and integrity of your offering and convey an additional touch of security for the consumer.

> Moderated Forum - Designed as an open forum to allow the focused discussion of cancer related products, topics, treatments, etc. from the general public. You will be provided an administrative area for moderating the postings, etc., behind a password protected area.

> Investor Relations - This area will highlight detailed information about Pantheon Technologies public stock offering, possibly with historical performance, current pricing, and links to new announcements or press releases. You may offer additional general stock market information, on the page, or provide it through a service provider, to encourage repeat visitation.

You may also wan to provide an "opt-in" box for the prospect to requet written information about the company.

> Testimonials - Selected testimonial copy form consumers who have received specific benefits from the products, and/or, a tribute to the customer service, professionalism, or expertise of the Pantheon Technologies staff.

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> Links - An updateable page (again Active Edit0, featuring links to affinity websites, recognized vendors, information sources, etc. The links should be catogorized and contain a descriptive comment or endorsement of the linked page that you are reccommending.

> Special Offers - An "Active Edit" style page(s) allowing your key staff to update the information with new product or special pricing, on a timely basis.

> FAQ's - A series of questions and answers designed to shorten the product sales cycle by providing concise information in an easy to read format.

> For the Press - A repository for all of Pantheon Technologies press releases, presented in decending chronological order.

> Online Privacy Statement, Guarantee, Shipping and Disclaimers - An area that insures that the information captured from the consumer will be held in strict confidence and privacy. Also, you can present your product guarantees in a narrative fashion.

Additionaly, any disclaimers and/or company proprietary consent statements and copyrights can be addressed here.

> Newsletter Archive - An area of archived newsletters, available by individual date and subject. The archive may be password protected, allowing only viewers entry who have provided you with additional concise demographic or psychographic information.

> Contact Us - A static form page requiring the user to complete certain minimal information for direct contact by the company. We prepare this form so that upon successful input, and depressing the "send" button the prospect receives a custom "Thank You" form and an immediate confirmation of the receipt of the inquiry in their e-mail box.

2. Deliver Time: We estimate approximately six (6) weeks for complete delivery of the website, commencing from date of full delivery of all materials.

3. Cost Estimate: We estimate a total cost for this portion of the proposal at $19,775, including training.

Payment Terms: Payment terms are 50% down upon initial engagement, 25% upon first publication (where the preliminary website is posted on the web for initial edit and review) and 25% upon final publication.

4. "Pantheon" will deliver all copy, text and photos in digital format for inclusion in the website.

5. The foregoing attempts to outline the scope of the agreement without precluding either party from verbal or written modifications to same, with sufficient notice, either in written or verbal form,as is necessary for the satisfaction of the customer, within the scope of ADNet's ability to perform.

     Dated this 8th day of April, 1999

   ADNet International                       Pantheon Technologies


   By: ________________                      By: /s/ Arnold Takemoto
                                                 ---------------------------
                                                  Arnold Takemoto, President